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                                                                   EXHIBIT 99.16



                                   EXHIBIT A
                                   ---------

                              OPTION CERTIFICATE
                              ------------------
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                               MARKET GUIDE INC.

                              OPTION CERTIFICATE

                               (Non-Assignable)

Dated:                                                       ________________*
                                                             Number of Shares
Certificate No.: ______                                           Purchasable


                          TO PURCHASE COMMON STOCK OF

                               MARKET GUIDE INC.

                      THIS CERTIFIES THAT ______________

is hereby granted the option to purchase the number of fully paid and non-assessable shares of Common Stock, par value $.001 per share, of MARKET GUIDE INC., a New York corporation (hereinafter called the "Company"), set forth below upon and subject to the following terms and conditions:

                  This option shall expire February 29, 2000 (hereinafter called the "expiration date").

                  This option and all rights hereunder shall be non-assignable and nontransferable, except to the extent that the estate of the holder in the event of his death may be permitted to exercise them as hereinafter set forth.

Number of Shares Subject
to Option:  ____________

Option -Price Per Share and
Market Value of Common Stock:  $

Date of Grant:
Exercise Schedule:  Fully exercisable upon Date of Grant

                  This option is not intended to be an Incentive Stock Option within the meaning of Section 422 of the internal Revenue Code as amended and regulations issued thereunder to purchase from the company the number of shares of Common Stock, at the purchase price per share, and on the schedule, all as set forth above.

                  This option may be exercised from time to time only by delivery to the President of the Company or an officer appointed by the President, of this action certificate with


-------------------------
  *All numbers in this document have been revised to reflect the one (1)-to-four
(4) reverse stock split which occurred in October of 1995.
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appropriate notation and duly signed by the holder on the last page hereof together with the Purchase Price of the stock purchased pursuant to the exercise of the option, provided, however, that this option may not be exercised at any time when this option or the granting or exercise thereof violates any law or governmental order or regulation.

               Payment for the stock purchased pursuant to any exercise of this option shall be made in full at the time of such exercise, in cash or by check payable to the order of the Company.

               To the extent that this option shall not have been exercised in full prior to the termination or expiration date, whichever shall be sooner, it shall terminate and become void and of no effect.

               If, prior to the complete exercise of this option, there shall be declared and paid a stock dividend upon the Common Stock of the Company, or if such stock shall be split-up, combined, converted, exchanged, re-classified, or in any way substituted for, this option, to the extent that it has not been exercised, shall entitle the holder upon the future exercise of this option, to such number and kind of securities or other property, subject to the terms of the option, to which the holder would have been entitled had he actually owned the stock as to which the option is then exercised at the time of the occurrence of such stock dividend, split-up, combination, conversion, exchange, reclassification or substitution and the aggregate purchase price upon the future exercise of the option shall be the same as if shares of Common Stock of the Company originally optioned were being purchased as provided herein, provided that no fractions shall be issued and the aggregate purchase price shall be appropriately reduced on account of any fractions not so issued.

               The holder of an option shall have none of the rights or privileges of a shareholder of the Company in respect of any of the shares of Common Stock issuable on exercise of the Option, unless and until the purchase price has been paid in full.

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                  IN WITNESS WHEREOF,  the undersigned  officers of the Company, thereunto duly authorized, have executed this certificate as of the day and year first above written.




                                          MARKET GUIDE INC.



                                          By:________________________



Attest:


________________________




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                              NOTICE OF EXERCISE



             I hereby exercise this option to purchase __________ of the shares covered hereby.





                                                _______________________________
                                                _______________, Holder
Dated:


YOUR OPTION CERTIFICATE MUST BE DELIVERED TO THE COMPANY UPON EXERCISE FOR NOTATION AS TO PARTIAL EXERCISE OR FOR CANCELLATION WHEN ALL SHARES ARE EXERCISED.



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